EXHIBIT 10.12

LOAN AND SECURITY AGREEMENT

by and among

GXS HOLDINGS, INC.

as Parent

GXS CORPORATION

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

FOOTHILL CAPITAL CORPORATION

as the Co-Arranger and Administrative Agent,

CREDIT SUISSE FIRST BOSTON

as the Lead Arranger,

and

ABLECO FINANCE LLC

as the Documentation Agent

Dated as of March 21, 2003

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	42
	1.3	Code	42
	1.4	Construction	42
	1.5	Schedules and Exhibits	42
2.	LOAN AND TERMS OF PAYMENT		43
	2.1	Revolver Advances	43
	2.2	Term Loan	43
	2.3	Borrowing Procedures and Settlements	45
	2.4	Payments	52
	2.5	Overadvances	55
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	55
	2.7	Cash Management	57
	2.8	Crediting Payments	58
	2.9	Designated Account	58
	2.10	Maintenance of Loan Account; Statements of Obligations	58
	2.11	Fees	59
	2.12	Letters of Credit	59
	2.13	LIBOR Option	63
	2.14	Capital Requirements	66
	2.15	Registered Notes	66
	2.16	Securitization	66
3.	CONDITIONS; TERM OF AGREEMENT		67
	3.1	Conditions Precedent to the Initial Extension of Credit	67
	3.2	Conditions Subsequent to the Initial Extension of Credit	70
	3.3	Conditions Precedent to all Extensions of Credit	71
	3.4	Term	72
	3.5	Effect of Termination	72
	3.6	Early Termination by Borrower	73
4.	CREATION OF SECURITY INTEREST		74
	4.1	Grant of Security Interest	74
	4.2	Negotiable Collateral	74
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	74
	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	74
	4.5	Power of Attorney	75
	4.6	Right to Inspect	76

	4.7	Control Agreements	76
5.	REPRESENTATIONS AND WARRANTIES		76
	5.1	No Encumbrances	77
	5.2	[Intentionally Omitted]	77
	5.3	[Intentionally Omitted]	77
	5.4	Equipment	77
	5.5	Location of Inventory and Equipment	77
	5.6	[Intentionally Omitted]	77
	5.7	Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims	77
	5.8	Due Organization and Qualification; Subsidiaries	77
	5.9	Due Authorization; No Conflict	78
	5.10	Litigation	80
	5.11	No Material Adverse Change	80
	5.12	Fraudulent Transfer	80
	5.13	Employee Benefits	80
	5.14	Environmental Condition	80
	5.15	Brokerage Fees	81
	5.16	Intellectual Property	81
	5.17	Leases	81
	5.18	Deposit Accounts and Securities Accounts	81
	5.19	Complete Disclosure	81
	5.20	Indebtedness	81
6.	AFFIRMATIVE COVENANTS		82
	6.1	Accounting System	82
	6.2	Collateral Reporting	82
	6.3	Financial Statements, Reports, Certificates	83
	6.4	Guarantor Reports	85
	6.5	Allowances	85
	6.6	Maintenance of Properties	85
	6.7	Taxes	85
	6.8	Insurance	85
	6.9	Location of Inventory and Equipment	86
	6.10	Compliance with Laws	87
	6.11	Leases	87
	6.12	Existence	87
	6.13	Environmental	87
	6.14	Disclosure Updates	87
	6.15	Formation of Subsidiaries	88
7.	NEGATIVE COVENANTS		88
	7.1	Indebtedness	88
	7.2	Liens	91

	7.3	Restrictions on Fundamental Changes	91
	7.4	Disposal of Assets	92
	7.5	Change Name	92
	7.6	[Intentionally Omitted]	92
	7.7	Prepayments and Amendments	92
	7.8	Change of Control	92
	7.9	[Intentionally Omitted]	93
	7.10	Restricted Payments	93
	7.11	Accounting Methods	93
	7.12	Investments	93
	7.13	Transactions with Affiliates	94
	7.14	Business Activities	95
	7.15	[Intentionally Omitted]	95
	7.16	Use of Proceeds	95
	7.17	Equipment with Bailees	96
	7.18	Payment Restrictions Affecting Subsidiaries	96
	7.19	Sale/Leaseback Transactions	97
	7.20	Designation of Restricted Subsidiaries and Unrestricted Subsidiaries	98
	7.21	Issuance and Sale of Equity Interests in Wholly Owned Restricted Subsidiaries	98
	7.22	Financial Covenants	99
8.	EVENTS OF DEFAULT		99
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		102
	9.1	Rights and Remedies	102
	9.2	Remedies Cumulative	104
10.	TAXES AND EXPENSES		104
11.	WAIVERS; INDEMNIFICATION		105
	11.1	Demand; Protest; etc.	105
	11.2	The Lender Group’s Liability for Borrower Collateral	105
	11.3	Indemnification	105
12.	NOTICES		106
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		107
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		108
	14.1	Assignments and Participations	108
	14.2	Successors	111
15.	AMENDMENTS; WAIVERS		111
	15.1	Amendments and Waivers	111
	15.2	Replacement of Holdout Lender	112

	15.3	No Waivers; Cumulative Remedies	113
16.	AGENT; THE LENDER GROUP		113
	16.1	Appointment and Authorization of Agent	113
	16.2	Delegation of Duties	115
	16.3	Liability of Agent	115
	16.4	Reliance by Agent	115
	16.5	Notice of Default or Event of Default	116
	16.6	Credit Decision	116
	16.7	Costs and Expenses; Indemnification	117
	16.8	Agent in Individual Capacity	117
	16.9	Successor Agent	118
	16.10	Lender in Individual Capacity	118
	16.11	Withholding Taxes	118
	16.12	Collateral Matters	120
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	121
	16.14	Agency for Perfection	122
	16.15	Payments by Agent to the Lenders	122
	16.16	Concerning the Collateral and Related Loan Documents	122
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	123
	16.18	Several Obligations; No Liability	124
	16.19	Legal Representation of Agent	124
	16.20	Documentation Agent	124
	16.21	Lead Arranger	124
17.	GENERAL PROVISIONS		125
	17.1	Effectiveness	125
	17.2	Section Headings	125
	17.3	Interpretation	125
	17.4	Severability of Provisions	125
	17.5	Amendments in Writing	125
	17.6	Counterparts; Telefacsimile Execution	125
	17.7	Revival and Reinstatement of Obligations	125
	17.8	Confidentiality	126
	17.9	Integration	126

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule I-1	Permitted Investments
Schedule M-1	Material Foreign Subsidiaries
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	FEINs
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 7.1(e)	Promissory Notes
Schedule 7.4	Permitted Liquidations
Schedule 7.10	Put/Call Obligations
Schedule 7.13	Permitted Affiliate Transactions
Schedule 7.18	Permitted Restrictions

LOAN AND SECURITY AGREEMENT

          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of March 21, 2003, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), FOOTHILL CAPITAL CORPORATION, a California corporation, as the co-arranger and administrative agent for the Lenders, CREDIT SUISSE FIRST BOSTON, as the lead arranger, and ABLECO FINANCE LLC, a Delaware limited liability company, as the documentation agent, and, on the other hand, GXS HOLDINGS, INC., a Delaware corporation (“Parent”), and GXS CORPORATION, a Delaware corporation (“Borrower”).

          The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          “Ableco” means Ableco Finance LLC, a Delaware limited liability company.

          “Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          “Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

          “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

          “Acquired Debt” means, with respect to any specified Person:

               (a)     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, so long as such Indebtedness is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

               (b)     Indebtedness secured by a Lien encumbering any asset at the time such asset is acquired by such specified Person.

          “Additional Documents” has the meaning set forth in Section 4.4(c).

          “Advances” has the meaning set forth in Section 2.1(a).

          “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 7.13 only, “Affiliate” will also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

          “Agent” means Foothill, in its capacity as co-arranger and administrative agent hereunder, and any successor thereto.

          “Agent Advances” has the meaning set forth in Section 2.3(e)(i).

          “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

          “Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

          “Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under this Agreement or the other Loan Documents.

          “Agreement” has the meaning set forth in the preamble to this Agreement.

          “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 4.0% times the Maximum Facility Amount, (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 3.0% times the Maximum Facility Amount, (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 2.0% times the Maximum Facility Amount, and (e) during the period of time from and including the date that is the third anniversary of the Closing Date up to the date that is 30 days prior to the Maturity Date, 1.0% times the Maximum Facility Amount; provided, however, that if all of the Obligations are prepaid with the proceeds of a private placement of subordinated debt or equity, an initial public offering of Parent’s or Borrower’s Stock or a sale of all or substantially all of the assets or Stock of Borrower, or all or substantially all of the Stock of Parent, the Applicable Prepayment Premium shall be reduced by 50%.

          “Asset Sale” means:

               (a)     the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets owned by Parent and its Subsidiaries taken as a whole will be governed by the provisions of Section 7.8 and/or Section 7.3 of this Agreement and not by the provisions of Section 7.4 of this Agreement; and

               (b)     the issuance of Equity Interests by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

          Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

               (1)     any single transaction or series of related transactions that involves assets other than Accounts having a fair market value of less than $1,000,000 and which, together with all other such transactions that took place on or after the Closing Date, involves assets other than Accounts having a fair market value of less than $2,500,000 in the aggregate;

               (2)     a transfer of assets or rights between or among Borrower, Parent and the Restricted Subsidiaries that are Guarantors;

               (3)     an issuance of Equity Interests by (a) a Subsidiary of Borrower to Borrower or any Guarantor, (b) a Subsidiary of Borrower to qualify members of the board of directors or other governing body of such Subsidiary if required by applicable law, or (c) a Subsidiary of Borrower in such de minimis amounts as re required by law to be held by third parties;

               (4)     the disposition of Equipment no longer used or useful in the business of Parent or any of its Restricted Subsidiaries;

               (5)     a Sale/Leaseback Transaction with respect to any Equipment or Real Property within 90 days of the acquisition of such assets, to the extent permitted under Section 7.19;

               (6)     the sale or other disposition of Cash Equivalents in a manner not otherwise prohibited hereby;

               (7)     the grant of a nonexclusive license of patents, copyrights, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business and consistent with industry practice;

               (8)     any Restricted Investment permitted to be made pursuant to the provisions of Section 7.10 of this Agreement;

               (9)     Inventory sold in the ordinary course of business;

               (10)     sales, assignments, transfers or dispositions of Accounts in the ordinary course of business for purposes of collection or settlement of disputed claims;

               (11)     assets sold (i) by a Subsidiary of Borrower that is not a Guarantor to another Subsidiary of Borrower that is not a Guarantor or (ii) by Borrower or a Guarantor to a Subsidiary of Borrower that is not a Guarantor to the extent that the aggregate fair market value of all such assets sold does not exceed $1,000,000;

               (12)     the sale of the Intercept 400 product line (as contemplated by the Recapitalization Agreement);

               (13)     in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or Accounts in the ordinary course of business; and

               (14)     the sales and liquidations described in Schedule 7.4, as disclosed to Agent prior to the Closing Date.

          “Assignee” has the meaning set forth in Section 14.1.

          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

          “Authorized Person” means any officer or employee of Borrower.

          “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

          “Bank of America Accounts” means the bank accounts maintained at Bank of America, N.A. and identified as account numbers 8188401096 and 1233930534.

          “Bank Product” means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

          “Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

          “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

          “Bank Product Provider” means Wells Fargo or any of its Affiliates.

          “Bank Product Reserve” means, as of any date of determination, the lesser of (a) $5,000,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding; provided, however, that in order to qualify as Bank Product Reserves, such reserves must be established at or about the time that the Bank Product Provider first provides the applicable Bank Product.

          “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

          “Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

          “Base Rate” means, the greater of (a) the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, and (b) 4.25% per annum.

          “Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

          “Base Rate Margin” means 2 percentage points.

          “Base Rate Term Loan Margin” means 4 percentage points.

          “Beneficial Owner” has the meaning assigned to such term in Rule 13d(3) and Rule 13d(5) under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) which is subject to ERISA and for which Parent or any Domestic Subsidiary or ERISA Affiliate of Parent has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

          “Books” means Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s or its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

          “Borrower” has the meaning set forth in the preamble to this Agreement.

          “Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims,

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities and Securities Accounts),

               (i) all of its Negotiable Collateral,

               (j) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

               (k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          Anything contained in this Agreement to the contrary notwithstanding, the term “Borrower Collateral” shall not include any Investment Property of Borrower constituting Capital Stock of Borrower’s directly Subsidiaries that are CFCs, solely to the extent that such Investment Property is in excess of 66% of the Voting Stock of such CFC entitled to vote.

          “Borrower Stock Pledge Agreement” means a stock pledge agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower to Agent with respect to the pledge of the Capital Stock owned by Borrower.

          “Borrowing” means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loan) made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

          “Borrowing Base” means, as of any date of determination, the result of:

(a) (i) from the Closing Date through May 14, 2003, an amount equal to 90% of Borrower’s Consolidated EDI Services Revenue for the immediately preceding two consecutive completed fiscal quarters as to which Borrower has delivered financial statements to Agent pursuant hereto, and (ii) thereafter, an amount equal to 90% of Borrower’s Consolidated EDI Services Revenue for the immediately preceding six consecutive completed months as to which Borrower has delivered the detailed calculation of the Borrowing Base described in Section 6.2(a) and the financial statements then due to Agent pursuant hereto (if any), minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day”

also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations incurred during such period.

          “Capitalized Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          “Capital Stock” means:

               (a)     in the case of a corporation, corporate stock;

               (b)     in the case of an association, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

               (c)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

               (d)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          “Cash Equivalents” means:

               (a)     Dollars;

               (b)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

               (c)     certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

               (d)     repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) or (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

               (e)     commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

               (f)     money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

          “Cash Management Account” has the meaning set forth in Section 2.7(a).

          “Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

          “Cash Management Bank” has the meaning set forth in Section 2.7(a).

          “CFC” means a controlled foreign corporation (as that term is defined in the IRC).

          “Change of Control” means the occurrence of any of the following:

               (a)     (i) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 45% of the total voting power of the Voting Stock of Parent, whether as a result of the issuance of securities of Parent, any merger, consolidation, liquidation or dissolution of Parent, any direct or indirect transfer of securities by any Permitted Holder or otherwise, and (ii) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the board of directors of Parent;

               (b)     Francisco Partners and its Affiliates, are not the Beneficial Owner, directly or indirectly, of at least 51% of the total voting power of the Voting Stock of Parent, whether as a result of the issuance of securities of Parent, any merger, consolidation, liquidation or dissolution of Parent, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

               (c)     Parent is not the Beneficial Owner, directly or indirectly, of 100% of the total voting power of the Voting Stock of Borrower and each of the other Guarantors in existence as of the Closing Date (other than TPN Register, L.L.C.), whether as a result of the issuance of securities, any merger, consolidation, liquidation or dissolution, any direct or indirect transfer of securities or otherwise;

               (d)     during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the board of directors of Parent then in office;

               (e)     the adoption of a plan relating to the liquidation or dissolution of Parent or Borrower; or

               (f)     the merger or consolidation of Parent, Borrower or Global with or into another Person or the merger of another Person with or into Parent, Borrower or Global, or the sale of all or substantially all the assets of Parent, Borrower or Global to another Person (other than a Person that is controlled by the Permitted Holders in a manner that at least satisfies clauses (a) and (b) above), and, in the case of any such merger or consolidation, the securities of Parent, Borrower or Global that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Parent, Borrower or Global are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.

          “Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

          “Closing Date Business Plan” means the set of Projections of Borrower for the fiscal year ending December 31, 2003 (on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

          “Code” means the New York Uniform Commercial Code, as in effect from time to time.

          “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

          “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ Equipment, Books, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          “Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).

          “Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

          “Consolidated Interest Expense” means, for any period, the total interest expense of Borrower and the Consolidated Restricted Subsidiaries, plus, to the extent incurred by Parent or its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

               (a)     interest expense attributable to Capital Lease Obligations and the imputed interest with respect to Attributable Debt;

               (b)     amortization of debt discount;

               (c)     amortization of debt issuance costs (other than any such costs associated with the Indenture, this Agreement, the Senior Subordinated Notes or the Senior Subordinated Exchange Notes);

               (d)     capitalized interest;

               (e)     noncash interest expense;

               (f)     commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

               (g)     interest or dividends accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by Borrower or any Consolidated Restricted Subsidiary;

               (h)     net costs associated with Hedging Obligations (including amortization of fees);

               (i)     dividends in respect of all Disqualified Stock of Borrower and all Preferred Stock of any of the Consolidated Restricted Subsidiaries, to the extent held by Persons other than Borrower or another Consolidated Restricted Subsidiary;

               (j)     interest incurred in connection with investments in discontinued operations; and

               (k)     the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower) in connection with Indebtedness incurred by such plan or trust.

          “Consolidated Net Income” means, for any period, the net income of Borrower and the Consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that:

               (a)     any net income of any Person (other than Borrower) which is not a Consolidated Restricted Subsidiary, will be excluded from such Consolidated Net Income, except that:

                    (i)     subject to the limitations contained in clause (d) below, Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Consolidated Restricted Subsidiary, to the limitations contained in clause (c) below) and

                    (ii)     Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

               (b)     any net income (or loss) of any Consolidated Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Restricted Subsidiary or its stockholders or other holders of its equity, will be excluded from such Consolidated Net Income except that:

                    (i)     subject to the limitations contained in clause (d) below, Borrower’s equity in the net income of any such Consolidated Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Consolidated Restricted Subsidiary during such period to Borrower or another Consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Consolidated Restricted Subsidiary, to the limitation contained in this clause) and

                    (ii)     Borrower’s equity in a net loss of any such Consolidated Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

               (c)     any gain (or loss) realized upon the sale or other disposition of any asset of Borrower or the Consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

               (d)     any extraordinary gain will be excluded from such Consolidated Net Income;

               (e)     the cumulative effect of a change in accounting principles will be excluded from such Consolidated Net Income;

               (f)     fees and expenses, in an amount not to exceed an aggregate of $56,000,000, paid (i) pursuant to the Recapitalization Documents and (ii) in connection with this Agreement and the Indenture, to the extent deducted in computing Consolidated Net Income, will be added back;

               (g)     gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP will be excluded from such Consolidated Net Income;

               (h)     any non-cash deferred tax expense will be excluded from such Consolidated Net Income; and

               (i)     any expense or loss arising from any obligation of General Electric Company to assume, indemnify or reimburse Borrower in connection with certain litigation proceedings and other matters under the Recapitalization Agreement will be excluded from such Consolidated Net Income to the extent that any payments required in respect thereof were made by General Electric Company or its Affiliates (other than Borrower and its Subsidiaries) or, if initially made by Borrower or its Subsidiaries, to the extent reimbursed by General Electric Company or its Affiliates (other than Borrower and its Subsidiaries) to Borrower or its Subsidiaries.

          “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Parent in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment. The term “Consolidated” has a correlative meaning.

          “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

          “Copyright Security Agreements” means the copyright security agreements executed and delivered to Agent by Borrower and by each of the Guarantors, the form and substance of which is reasonably satisfactory to Agent.

          “CSFB” means Credit Suisse First Boston, Cayman Islands Branch, a Cayman Islands corporation.

          “Daily Balance” means, as of any date of determination, the amount of the relevant Obligation owed at the end of such day.

          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

          “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

          “Deposit Account” means any deposit account (as that term is defined in the Code).

          “Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.

          “Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

          “Disbursement Agreement” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Senior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent or such Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.10 of this Agreement.

          “Dollars” or “$” means United States dollars.

          “Domestic Subsidiary” means any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Borrower.

          “Dutch Share Pledge” means the right of pledge on the shares in the share capital of Global eXchange Services B.V., whose corporate seat is at Amsterdam, the Netherlands.

          “EBITDA” for any period means Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

               (a)     provision for taxes based on income or profits of Borrower and its Consolidated Restricted Subsidiaries;

               (b)     Consolidated Interest Expense;

               (c)     depreciation expense of Borrower and its Consolidated Restricted Subsidiaries;

               (d)     amortization expense (including amortization of goodwill and other intangibles) of Borrower and the Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

               (e)     all other non-cash expenses or non-cash losses of Borrower and the Consolidated Restricted Subsidiaries for such period (including such expenses or losses in connection with minority interests in joint ventures and in connection with restructuring activities, whether incurred before or after the Closing Date), determined on a Consolidated basis in accordance with GAAP (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period);

               (f)     any non-recurring fees, expenses or charges realized by Borrower and the Consolidated Restricted Subsidiaries during 2002 and during the first quarter of 2003 related to (i) operating lease expense for equipment and facilities leases not being retained by Borrower and the Consolidated Restricted Subsidiaries following the recapitalization; (ii) adjustments for the portion of managed network fee related to excess capacity not being retained by Borrower and the Consolidated Restricted Subsidiaries following the recapitalization; (iii) elimination of General Electric corporate charges in excess of estimated costs of related services on a stand-alone basis; and (iv) restructuring and related charges; provided that the fees, expenses and charges referred to in this clause (f) will not exceed (v) $9,300,000 in the first quarter of 2002; (w) $9,200,000 in the second quarter of 2002; (x) $24,100,000 in the third quarter of 2002; (y) $6,600,000 in the fourth quarter of 2002; and (z) $9,400,000 in the first quarter of 2003, as well as other expenses incurred after April 1, 2003 which are reimbursed by General Electric Company.

               (g)     all non-cash fees described in clause (7) of Section 7.13;

and minus all non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

          Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Consolidated Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Consolidated Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to Borrower by such Consolidated Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Consolidated Restricted Subsidiary or its stockholders or other holders of its equity.

          “EDI Services” means the electronic data interchange services provided by Parent, Borrower or any of the other Restricted Subsidiaries.

          “EDI Services Revenue” means, with respect to any period, all revenue generated during such period from the provision of EDI Services, calculated on a basis consistent with the financial statements delivered to Agent prior to the Closing Date.

          “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, a fund, money market account, investment account, or other account managed by such Lender or an Affiliate of such Lender or its investment manager (a “Related Fund”), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

          “Employee Lease Agreement” means the Employee Lease Agreement, dated September 27, 2002, among General Electric Company, GE Investments, Inc., GE International, Inc., Global Acquisition Corporation, and Borrower, as in effect on the date of this Agreement.

          “Employee Transition Services Agreement” means the Transitional Employee Services Agreement, dated September 27, 2002, among General Electric, GE Investments, Inc., GE International, Inc., Global Acquisition Corporation and Borrower, as in effect on the date of this Agreement.

          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or legally enforceable administrative interpretation thereof, including any judicial or legally enforceable administrative order, consent decree or judgment, to the extent binding on Borrower or its Subsidiaries, relating to the protection or cleanup of the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          “Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

          “Event of Default” has the meaning set forth in Section 8.

          “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of 60 days from their due date and all book overdrafts of Borrower and its Subsidiaries in excess of 60 days from their due date, except to the extent that such trade payables or book overdrafts are then a subject of a bona fide dispute by Parent or such Subsidiary which is instituted promptly and prosecuted diligently by Parent or such Subsidiary, in each case as determined by Agent in its Permitted Discretion.

          “Excess Cash Flow” means, for any fiscal year, EBITDA for such year, adjusted as follows: (i) minus the cash portion of Consolidated Interest Expense for such year, (ii) minus all federal, state and foreign income taxes accrued or paid (without duplication) by Parent and each Consolidated Restricted Subsidiary during such year, (iii) minus up to an aggregate amount of $45,000,000 of capital expenditures made during such year by Parent and each Consolidated Restricted Subsidiary, and (iv) minus the amount by which the net difference between (x) current assets, other than cash and Cash Equivalents, and (y) current liabilities (excluding the principal amount of the Obligations) of Parent and each Consolidated Restricted Subsidiary for such year differs from the comparable amount calculated with respect to the prior fiscal year; provided, however, that for purposes of this definition, the fiscal year ending December 31, 2003 will be deemed to have begun on April 1, 2003.

          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

          “Existing Indebtedness” means Indebtedness of Parent and its Restricted Subsidiaries (other than Indebtedness hereunder) in existence on the Closing Date.

          “Existing Lender” means CSFB, as administrative agent and as a lender, under the Amended and Restated Credit Agreement dated as of October 11, 2002.

          “Extraordinary Receipts” means any Cash Equivalents received by Parent or any of its Restricted Subsidiaries not in the ordinary course of business on account of (a) proceeds of insurance (other than from liability, workers’ compensation, business interruption, larceny, embezzlement, or criminal misappropriation insurance policies) and (b) proceeds of condemnation awards.

          “Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.

          “FEIN” means Federal Employer Identification Number.

          “Foothill” means Foothill Capital Corporation, a California corporation.

          “Foreign Pledge Agreements” means the Dutch Share Pledge and those certain pledge agreements or similar agreements which are governed by German, French, Belgian, English or Italian law, executed and delivered by Borrower or any Guarantor, on the one hand, and Agent, on the other hand, and which are in form and substance satisfactory to Agent.

          “Foreign Subsidiary” means any Restricted Subsidiary of Parent that is a CFC.

          “Funding Date” means the date on which a Borrowing occurs.

          “Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

          “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

          “Global” means Global eXchange Services, Inc., a Delaware corporation.

          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

               (a)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

               (b)     entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

          “Guarantors” means each of:

               (a)     Parent and each of Parent’s Domestic Subsidiaries (other than Borrower) on the date hereof; and

               (b)     any other Subsidiary of Parent that is required to become a party to the Guaranty pursuant to the provisions of this Agreement;

and their respective successors and assigns.

          “Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Agent, in each case, in form and substance satisfactory to Agent.

          “Guarantor Stock Pledge Agreement” means a stock pledge agreement, in form and substance satisfactory to Agent, executed and delivered by the Guarantors to Agent with respect to the pledge of the Capital Stock owned by such Guarantors.

          “Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into between Parent or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

               (a)     interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

               (b)     other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

          “Holdout Lender” has the meaning set forth in Section 15.2(a).

          “Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (c), (g) and (h) below) would appear as a liability on the balance sheet of such Person, prepared in accordance with GAAP:

               (a)     the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;

               (b)     the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (c)     all obligations of such Person in respect of letters of credit, bankers’ acceptances, or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations in respect of letters of credit issued in respect of obligations of such Person to pay the deferred and unpaid purchase price of property or services that do not constitute Indebtedness under clause (d) below);

               (d)     all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with Parent’s and its Subsidiaries’ customary trade practices);

               (e)     all Capital Lease Obligations and all Attributable Debt of such Person;

               (f)     all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

               (g)     Hedging Obligations of such Person; and

               (h)     all obligations of the type referred to in clauses (a) through (g) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date.

          “Indemnified Liabilities” has the meaning set forth in Section 11.3.

          “Indemnified Person” has the meaning set forth in Section 11.3.

          “Indenture” means that certain Indenture dated contemporaneously herewith, by and among Trustee, Borrower, and certain of Borrower’s Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time.

          “Indenture Indebtedness” means any and all amounts payable under or in respect of the Senior Notes and any Permitted Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Borrower or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

          “Inducement Agreement” means that certain Inducement Agreement dated as of September 27, 2002 among the Company, the guarantors listed on the signature pages thereto and General Electric Capital Corporation.

          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

          “Intercompany Advances” means loans or advances of cash or Cash Equivalents or the repayment of loans or advances of cash or Cash Equivalents by Parent, Borrower or one of its Subsidiaries to Parent or one of its Subsidiaries.

          “Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, Borrower and each of the Restricted Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

          “Intercreditor Agreement” means that certain intercreditor agreement, dated as of the date hereof, by and among Borrower, the Guarantors, Agent, and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

          “Inventory” means inventory (as that term is defined in the Code).

          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, or all or substantially all of the assets of such other Person or of any division or business line of such other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 7.10. The acquisition by Parent or any Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 7.10.

          “Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

          “Issuing Lender” means Foothill or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

          “L/C” has the meaning set forth in Section 2.12(a).

          “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          “L/C Undertaking” has the meaning set forth in Section 2.12(a).

          “Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

          “Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

          “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) actual out of pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, customary fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) actual out of pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable and actual out of pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable and actual out of pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any its Subsidiaries, (h) Agent’s and each Lender’s reasonable and actual out of pocket costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable and actual out of pocket costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

          “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

          “Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

          “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

          “LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

          “LIBOR Notice” means a written notice in the form of Exhibit L-1.

          “LIBOR Option” has the meaning set forth in Section 2.13(a).

          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (i) the Base LIBOR Rate for such Interest Period, by (ii) 100% minus the Reserve Percentage, and (b) 2.25% per annum. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          “LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

          “LIBOR Rate Margin” means 4.25 percentage points.

          “LIBOR Rate Term Loan Margin” means 6.00 percentage points.

          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          “Loan Account” has the meaning set forth in Section 2.10.

          “Loan Documents” means this Agreement, the Bank Product Agreements, the Borrower Stock Pledge Agreement, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreements, the Disbursement Agreement, the Fee Letter, the Guarantor Security Agreement, the Foreign Pledge Agreements, the Guarantor Stock Pledge Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgage, the Patent Security Agreements, the Trademark Security Agreements, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with this Agreement.

          “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

          “Material Foreign Subsidiary” means the Foreign Subsidiaries identified in Schedule M-1 and any Foreign Subsidiary (other than Foreign Subsidiary not wholly-owned, directly or indirectly, by Parent) which (a) owns assets with an aggregate value of greater than $3,000,000 or (b) generates revenues of greater than $7,000,000 in any fiscal year; provided that the aggregate assets and the aggregate annual revenues of all Foreign Subsidiaries of Parent (other than Foreign Subsidiary not wholly-owned, directly or indirectly, by Parent) which either are not designated by Parent as a “Material Foreign Subsidiary” or do not meet the requirements set forth in the preceding clause (a) or (b) do not exceed $10,000,000 and $12,000,000, respectively.

          “Maturity Date” has the meaning set forth in Section 3.4.

          “Maximum Facility Amount” means $100,000,000.

          “Maximum Revolver Amount” means $30,000,000.

          “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

          “Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

          “Net Proceeds” means the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale, collection, or other disposition of any non cash consideration received in any Asset Sale), net of (a) the costs directly related to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, (b) taxes paid or estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (e) any relocation expenses incurred directly as a result of such Asset Sale.

          “Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (a) issuance of Capital Stock of or incurrence of Indebtedness by Parent, Borrower or any of their respective Subsidiaries and (b) capital contributions made by a holder of Capital Stock of Parent or Borrower.

          “Non Recourse Debt” means Indebtedness:

               (a)     as to which neither Borrower, any Guarantor, nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly liable, liable as a guarantor, or otherwise liable, or (iii) constitutes the lender; and

               (b)     no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations or the Indenture Indebtedness) of Borrower, any Guarantor, or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

          “Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

          “Originating Lender” has the meaning set forth in Section 14.1(e).

          “Overadvance” has the meaning set forth in Section 2.5.

          “Participant” has the meaning set forth in Section 14.1(e).

          “Participant Register” has the meaning set forth in Section 14.1(i).

          “Patent Security Agreements” means the patent security agreements executed and delivered to Agent by Borrower and by each of the Guarantors, the form and substance of which is reasonably satisfactory to Agent.

          “Pay-Off Letter” means a letter, in form and substance satisfactory to Agent, from Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of Borrower and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower and its Subsidiaries.

          “Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets (other than Accounts or General Intangibles) of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful in a Permitted Business.

          “Permitted Business” means any business of the type engaged in by Parent or its Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

          “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

          “Permitted Excess Cash Flow Payments” means any purchase, redemption or other prepayment of the Senior Notes which takes place during any fiscal year of Parent which is less than or equal to 75% of the Excess Cash Flow of Borrower and its Subsidiaries for the immediately preceding fiscal year of Parent, provided that Borrower has not less than $20,000,000 of Excess Availability and Qualified Cash after giving effect to such purchase, redemption or other prepayment.

          “Permitted Holders” means Francisco Partners, L.P., General Electric Company, and their Affiliates.

          “Permitted Investment” means an Investment by Parent or any Restricted Subsidiary:

               (a)     (i) with respect to Borrower or any Guarantor, in equity Investments and additional equity Investments in Borrower or any Guarantor and (ii) with respect to Borrower and any Guarantor, in (A) equity Investments in Foreign Subsidiaries and (B) additional equity Investments in Foreign Subsidiaries in an aggregate amount that, when combined with the outstanding principal balance of all Intercompany Advances permitted under Section 7.1(e)(iv), does not at any time exceed $5,000,000;

               (b)     in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a Restricted Subsidiary; provided, that (i) such Person’s primary business is a Permitted Business, (ii) after giving effect to such Investment, Borrower and the Guarantors have not less than $20,000,000 of Excess Availability and Qualified Cash; (iii) no Event of Default has occurred and is continuing or would result therefrom; (iv) the fair market value of the consideration paid in connection with such Investment (including the amount of Indebtedness or other obligations or liabilities assumed or acquired in connection therewith) is less than $20,000,000 in any one fiscal year and $50,000,000 in the aggregate, (v) after giving effect to such acquisition or Investment, Parent and its Subsidiaries, on a forecasted basis, would be in compliance with each the financial covenants set forth in Section 7.22 for the four consecutive fiscal quarters following the consummation of the proposed transaction, based on forecasts delivered by Borrower to Agent which are in form and substance satisfactory to Agent,

               (c)     in Cash Equivalents;

               (d)     in receivables owing to Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

               (e)     in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice;

               (f)     in loans or advances to employees made in the ordinary course of business consistent with industry practice and not exceeding $5,000,000 in the aggregate outstanding at any one time, of which amount not more than $3,000,000 may consist of loans or advances made in cash or Cash Equivalents;

               (g)     in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent or any Restricted Subsidiary or in satisfaction of judgments;

               (h)     in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 7.4 or a transaction not constituting an Asset Sale by reason of the thresholds contained in clause (1) of the definition thereof;

               (i)     that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of Parent or any of its Subsidiaries in the ordinary course of business and otherwise in accordance with this Agreement;

               (j)     in assets in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Subsidiaries or as security for any such Indebtedness or claim;

               (k)     consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in each case, in the ordinary course of business and otherwise in accordance with this Agreement;

               (l)     Investments resulting from the making of Intercompany Advances permitted under Section 7.1(e)(iv);

               (m)     the consideration for which consists solely of shares of common stock of Parent or Borrower;

               (n)     Parent and its Subsidiaries may make Capital Expenditures permitted by this Agreement;

               (o)     Parent and its Subsidiaries may make and own other cash Investments and non-cash Investments consisting of non-exclusive licenses of intellectual property in an aggregate amount not to exceed at any time $15,000,000; provided that the aggregate amount of cash Investments made under this clause (o) may not exceed $10,000,000 at any time; and

               (p)     Parent and its Subsidiaries may continue to own the Investments owned by them on the Closing Date (solely to the extent that such Investments were made on or before the Closing Date) and in the Persons identified on Schedule I-1 annexed hereto and any renewals, amendments and replacements thereof that do not increase the amount thereof that was in existence on the Closing Date; and Borrower and its Subsidiaries may make payments in satisfaction of certain obligations under a joint venture agreement to which GXS International, Inc. is a party relating to Business Commerce (HK) Limited in an aggregate amount not to exceed $4,000,0000.

          “Permitted Liens” means:

               (a)     Liens on property or assets of Borrower or any Guarantor securing the Obligations;

               (b)     second priority Liens securing the Indenture Indebtedness;

               (c)     Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger (and were not granted in anticipation thereof) or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Parent or the Restricted Subsidiary;

               (d)     Liens on property or assets existing at the time of acquisition of the property or assets by Parent or any Restricted Subsidiary; provided that such Liens (i) were in existence prior to the contemplation of such acquisition, (ii) were not created in anticipation thereof, and do not relate to all or substantially all of the assets or other property being acquired;

               (e)     Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice;

               (f)     Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 7.1(d) covering only the assets acquired with such Indebtedness;

               (g)     Liens existing on the date hereof and identified on Schedule P-1;

               (h)     Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

               (i)     Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under this Agreement;

               (j)     easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

               (k)     any interest or title of a lessor under any Capital Lease Obligation;

               (l)     Liens incurred or deposits made in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) (so long as the aggregate amount of such deposits and obligations secured by such Liens under this clause (ii) does not exceed $1,000,000), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (m)     Liens securing Hedging Obligations otherwise permitted under this Agreement;

               (n)     Liens under non-exclusive licensing agreements otherwise permitted under this Agreement including source code escrow agreements;

               (o)     Liens arising from filing Uniform Commercial Code financing statements in connection with operating leases;

               (p)     judgment Liens not giving rise to an Event of Default;

               (q)     Liens encumbering property or assets of Parent or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business and consistent with industry practice for sums that are not overdue or that are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Parent or a Restricted Subsidiary in accordance with GAAP;

               (r)     bankers’ liens in the nature of rights of setoff arising in the ordinary course of business and consistent with industry practice;

               (s)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (t)     any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Property; and

               (u)     Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

          “Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness described in clause (d) of Section 7.1.

          “Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Parent or any of its Restricted Subsidiaries (other than Indebtedness on account of Intercompany Advances); provided that, other than with respect to the Obligations:

               (a)     the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

               (b)     such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

               (c)     if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations or the Senior Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lender Group as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

               (d)     such Indebtedness is recourse solely to Parent or to the Restricted Subsidiaries which are obligated on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          “Permitted Reorganization Transactions” means each of the following

          (a) any transaction pursuant to which any Subsidiary of Borrower is (i) merged with or into Borrower or any Wholly Owned Subsidiary of Borrower that is a Guarantor, or (ii) liquidated, wound up or dissolved, or all or any part of its business, property or assets is conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Wholly Owned Subsidiary of Borrower that is a Guarantor; provided that, in the case of such a merger, Borrower or such Wholly Owned Subsidiary of Borrower that is a Guarantor is the continuing or surviving Person;

          (b) any transaction pursuant to which any Person is merged with or into Borrower or any Subsidiary of Borrower if the acquisition of the Capital Stock of such Person by Borrower or such Subsidiary would have been permitted pursuant to Section 7.12; provided that (i) in the case of Borrower, Borrower shall be the continuing or surviving Person, (ii) if a Subsidiary of Borrower is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of Section 6.15 and (iii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

          (c) Parent may consummate the sales or liquidations of the Persons identified on Schedule 7.4, as disclosed to Agent prior to the Closing Date.

          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

          “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          “Pro Rata Share” means, as of any date of determination:

          (a)     with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

          (b)     with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

          (c)     with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

          (d)     with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

          “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

          “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

          “Real Property Collateral” means the parcel or parcels of fee interest in Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or any Guarantor.

          “Recapitalization Agreement” means, collectively, the Recapitalization Agreement, dated June 21, 2002, among General Electric Company, GE Investments, Inc. and Global Acquisition Company and the Recapitalization Agreement, dated September 30, 2002, among Parent, GE Investments, Inc. and Global Acquisition Company, as in effect on the date hereof.

          “Recapitalization Documents” means the Employee Lease Agreement, the Employee Transition Services Agreement, the Recapitalization Agreement, the Tax Matters Agreement, the Transition Services Agreement, and all other agreements and other documents that were executed or delivered in connection therewith.

          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          “Register” has the meaning set forth in Section 14.1(h).

          “Related Fund” has the meaning set forth in the definition of “Eligible Transferee”.

          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

          “Replacement Lender” has the meaning set forth in Section 15.2(a).

          “Report” has the meaning set forth in Section 16.17.

          “Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $20,000,000.

          “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) equal or exceed 66.67%.

          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or Parent now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or Parent now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent or Borrower now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or voluntary redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar voluntary payment with respect to, any Subordinated Indebtedness, other than payment of interest which is permitted to be paid pursuant to the subordination provisions contained in the Senior Subordinated Note Indenture, and (v) any payment or prepayment of principal of, premium, if any, or interest on, or voluntary redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar voluntary payment with respect to, any Indenture Indebtedness, other than payment of interest which is required to be paid pursuant to the Indenture and payments in connection with a Permitted Excess Cash Flow Payment.

          “Restricted Subsidiary” means any Subsidiary of Parent that is not an Unrestricted Subsidiary.

          “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          “Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

          “Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

          “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Parent or a Restricted Subsidiary whereby Parent or such Restricted Subsidiary transfers such property to a Person and Parent or such Restricted Subsidiary leases it from such Person, other than leases between Parent and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

          “SEC” means the United States Securities and Exchange Commission and any successor thereto.

          “Securities Account” means a securities account (as that term is defined in the Code).

          “Senior Debt” means the Obligations and the Indenture Indebtedness.

          “Senior Debt to EBITDA Ratio” means, with respect to Parent and its Restricted Subsidiaries for any period, the ratio of (a) the aggregate amount of Senior Debt of Parent and its Restricted Subsidiaries as of the last day of such period, to (b) the EBITDA of Parent and its Restricted Subsidiaries for such period.

          “Senior Notes” means the Senior Secured Floating Rate Notes Due 2008, issued by Borrower on the Closing Date.

          “Senior Note Documents” means the Indenture, Senior Notes and all agreements and other documents executed or delivered in connection therewith.

          “Senior Subordinated Exchange Notes” means the “Exchange Notes” as defined in the Senior Subordinated Note Indenture, which Senior Subordinated Exchange Notes are governed by the terms of the Senior Subordinated Note Indenture.

          “Senior Subordinated Indebtedness” means the Indebtedness evidenced by the Senior Subordinated Notes, the Senior Subordinated Exchange Notes, and any other Indebtedness of Borrower or any Guarantor (whether outstanding on the Closing Date or thereafter incurred) that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes and the Senior Subordinated Exchange Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Borrower or any Guarantor which is not Senior Debt.

          “Senior Subordinated Note Indenture” means (i) so long as any Senior Subordinated Notes or Senior Subordinated Exchange Notes are outstanding, that certain Indenture dated as of September 27, 2002 among the Borrower, the guarantors listed on the signature pages thereto and Wells Fargo Bank Minnesota, N.A., as Trustee, and (ii) after any issuance of the Permitted Refinancing Indebtedness, also means and includes the documentation governing the Permitted Refinancing Indebtedness, subject to the terms and conditions contained in the definition of Permitted Refinancing Indebtedness, in each case, as amended, modified or supplemented from time to time to the extent permitted by this Agreement.

          “Senior Subordinated Notes” means the Senior Subordinated Reset Notes Due 2009 issued by Borrower on September 27, 2002.

          “Senior Subordinated Note Documents” means the Senior Subordinated Note Indenture, the Senior Subordinated Notes, the Senior Subordinated Exchange Notes, the Inducement Agreement and all agreements and other documents executed or delivered in connection therewith.

          “Settlement” has the meaning set forth in Section 2.3(f)(i).

          “Settlement Date” has the meaning set forth in Section 2.3(f)(i).

          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

          “Subordinated Indebtedness” means (i) the Indebtedness evidenced by the Senior Subordinated Notes, (ii) the Indebtedness evidenced by the Senior Subordinated Exchange Notes, and (iii) any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

          “Subsidiary” means, with respect to any specified Person:

               (a)     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

               (b)     any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          “Swing Lender” means Foothill or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

          “Swing Loan” has the meaning set forth in Section 2.3(d)(i).

          “Tax Matters Agreement” means the Tax Matters Agreement, dated June 21, 2002, among General Electric, GE Investments, Inc. and Global Acquisition Corporation, as in effect on the date of this Agreement.

          “Taxes” has the meaning set forth in Section 16.11.

          “Term Loan” has the meaning set forth in Section 2.2.

          “Term Loan Amount” means $70,000,000.

          “Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          “Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          “Trademark Security Agreements” means the trademark security agreements executed and delivered to Agent by Borrower and by each of the Guarantors, the form and substance of which is reasonably satisfactory to Agent.

          “Transition Services Agreement” means the Services Agreement, dated September 27, 2002, among General Electric Company, GE Capital Financial, Inc., Parent and Global Acquisition Corporation, as in effect on the date hereof.

          “Triggering Event” means, as of any date, either (a) the occurrence and continuance of an Event of Default, or (b) the failure of Parent and its Restricted Subsidiaries to have Excess Availability and Qualified Cash of at least $20,000,000.

          “Trustee” means Wells Fargo Bank Minnesota, National Association, as trustee.

          “UCC Filing Authorization Letter” means a letter duly executed by Borrower and each Guarantor authorizing Agent to file appropriate financing statements on Form UCC-1 without the signature of Borrower or such Guarantor, as applicable, in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

          “Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

          “Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

          “United States” means the United States of America.

          “Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the board of directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of Parent, but only to the extent that such Subsidiary:

               (a)     has no Indebtedness other than Non Recourse Debt;

               (b)     is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

               (c)     is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

               (d)     has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

          “Voidable Transfer” has the meaning set forth in Section 17.7.

          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

               (a)     the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

               (b)     the then outstanding principal amount of such Indebtedness.

          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

          “Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of Parent all of the Capital Stock of which (other than directors’ qualifying shares) is owned by Parent or another Wholly-Owned Restricted Subsidiary.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

     2.1 Revolver Advances.

               (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage less the then outstanding balance of the Term Loan.

                (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

               (c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

                (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2 Term Loan.

               (a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations.

               (b) If as of any date, the sum of (i) the then outstanding amount of the Term Loan, (ii) the then extant Letter of Credit Usage, and (iii) the then extant amount of outstanding Advances is greater than the Borrowing Base, Borrower shall make an immediate prepayment of the Obligations equal to the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).

               (c) In connection with any Asset Sale by Borrower or any Guarantor, Borrower shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, such prepayment amount shall be applied to the outstanding Advances and there shall be a commensurate permanent reduction in the amount of the Revolver Commitments and the Maximum Revolver Amount and a dollar-for-dollar permanent reserve against the Borrowing Base) in an amount equal to 100% of the Net Proceeds as and when received by such Person in connection with such sale or other disposition, unless such prepayment obligation is waived by the Required Lenders within 30 days of the receipt of such Net Proceeds; provided, however, that if the Senior Debt to EBITDA Ratio as of the last day of the most recently completed fiscal quarter of Borrower preceding the consummation of such Asset Sale is less than or equal to 1.60:1.00 (after giving pro forma effect to such Asset Sale (and the repayment of the Obligations in an amount equal to 50% of the Net Proceeds payable in connection therewith) with respect to the calculation of such Senior Debt to EBITDA Ratio), Borrower shall be entitled to retain 50% of the Net Proceeds payable in connection therewith. Nothing contained in this Section shall be deemed to permit any sale or other disposition otherwise prohibited by the terms and conditions of this Agreement.

               (d) Upon the issuance or incurrence by Borrower or any Guarantor of any Indebtedness (other than Indebtedness incurred hereunder, Permitted Purchase Money Indebtedness or Indebtedness constituting a Permitted Investment) or the sale or issuance by Borrower or any Guarantor of any shares of its Stock (other than to Borrower or any Guarantor or pursuant to any options, warrants, or stock option or employee incentive plans (or any successor plans) listed on Schedule 5.8(b) hereto), Borrower shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, such prepayment amount shall be applied to the outstanding Advances and there shall be a commensurate permanent reduction in the amount of the Revolver Commitments and the Maximum Revolver Amount and a dollar-for-dollar permanent reserve against the Borrowing Base) in an amount equal to 100% of the Net Securities Proceeds received by such Person in connection therewith, unless such prepayment obligation is waived by the Required Lenders within 30 days of the date of the receipt of such Net Securities Proceeds. Nothing contained in this Section shall be deemed to permit any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

               (e) Except to the extent Borrower or any Guarantor is permitted to use insurance proceeds pursuant to Section 6.8 hereof, upon the receipt by Borrower or any Guarantor of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, such prepayment amount shall be applied to the outstanding Advances and there shall be a commensurate permanent reduction in the amount of the Revolver Commitments and the Maximum Revolver Amount and a dollar-for-dollar permanent reserve against the Borrowing Base) in an amount equal to 100% of the Net Proceeds of such Extraordinary Receipts, unless such prepayment obligation is waived by the Required Lenders within 30 days of the date of the receipt of such Extraordinary Receipts.

     2.3 Borrowing Procedures and Settlements.

               (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $5,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

                (b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

               (c) Making of Loans.

(i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances (or the Term Loan, as applicable), Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loan) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance (or portion of the Term Loan, as applicable) on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances (or portion of the Term Loan, as applicable) composing such Borrowing. The failure of any Lender to make any Advance (or portion of the Term Loan, as applicable) on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance (or portion of the Term Loan, as applicable) on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance (or portion of the Term Loan, as applicable) to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit,

and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

               (d) Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

               (e) Agent Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”). Each Agent Advance shall be deemed to be an Advance hereunder, except that no such

Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

               (f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrower’s or its Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

               (g) Notation. Agent shall record on its books the principal amount of the Advances (or portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

               (h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

               (i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $10,000,000, (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

(A) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(B) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

     2.4 Payments.

               (a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

               (b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay interest due in respect of all Agent Advances until paid in full,

(F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and the Term Loan until paid in full,

(G) seventh, to pay the principal of all Agent Advances until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

(I) ninth, to pay the principal of all Swing Loans until paid in full,

(J) tenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products until paid in full,

(K) eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(L) twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted, and (iv) to pay the principal of the Term Loan until paid in full,

(M) thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

(N) fourteenth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products), and

(O) fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

     2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Sections 2.1 or 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12 (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

               (a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan Margin, (iii) if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Loan Margin, and (iv) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

               (b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

               (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

                (d) Payment. Except as provided to the contrary in Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder. Anything contained herein to the contrary notwithstanding, if, at the time that any amounts due in respect of interest on the Term Loan are charged to Borrower’s Loan Account an Event of Default or Overadvance exists, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan and thereafter accrue interest at the rate applicable to the principal amount of the Term Loan; provided, however, that such compounding of the interest due in respect of the Term Loan shall not relieve Borrower from consequences hereunder of the failure to pay such interest in full when due.

               (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the

Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7 Cash Management.

               (a) Parent and Borrower shall and shall cause each of the other Guarantors to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of Parent’s, Borrower’s and their respective Restricted Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account in Borrower’s name (a “Cash Management Account”) at one of the Cash Management Banks; provided, however, that from the Closing Date until the date that is 60 days after the Closing Date, a portion of the Collections may be deposited in one of the Bank of America Accounts, so long as all Collections deposited in any Bank of America Account are forwarded to a Cash Management Account no less frequently than once per week.

               (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Parent, Borrower or the applicable Restricted Subsidiary, as applicable, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon receipt of written notice from Agent of the occurrence of a Triggering Event, it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.

               (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent in its Permitted Discretion and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such

Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s Permitted Discretion, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s Permitted Discretion.

               (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower hereby grants a Lien to Agent.

     2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

     2.9 Designated Account. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

     2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

     2.11 Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

               (a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.75% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

               (b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

               (c) Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus actual out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, (ii) if implemented, a fee of $850 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, (iii) a fee of $1,500 per day per appraiser, plus actual out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Agent, and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation, in each case, under the terms of the Loan Documents. The foregoing notwithstanding, so long as no Event of Default is continuing, Borrower shall not be required to pay the fees and charges of more than 3 audits and one such appraisal or business valuation per fiscal year.

     2.12 Letters of Credit.

               (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, less the then outstanding balance of the Term Loan, or

(ii) the Letter of Credit Usage would exceed $15,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

          Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

               (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

               (c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto other than resulting from the gross negligence or willful misconduct of any member of the Lender Group. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

               (d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

               (e) Any and all customary charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

               (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.13 LIBOR Option.

               (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) 90 days after the first day of the Interest Period applicable thereto, (iii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iv) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances or the Term Loan bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

               (b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

               (c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold

Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

               (d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

               (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

     2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     2.15 Registered Notes. Agent, acting for these purposes solely as agent of Borrower, shall maintain the Register referred to in Section 14.1. The Borrowings recorded on the Register (a “Registered Loan”) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of the Borrowings, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1 (a “Registered Note”), payable to the order of such Lender and otherwise duly completed. Once recorded on the Register, the Borrowings evidenced by such Registered Note may not be removed from the Register so long as they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

     2.16 Securitization. Borrower hereby acknowledges that the Lenders and each of their Affiliates may sell or securitize the Borrowings (a “Securitization”) through the pledge of the Borrowings as collateral security for loans to such Lenders or their Affiliates or through the sale of the Borrowings or the issuance of direct or indirect interests in the Borrowings, which loans to such Lenders or their Affiliate or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). Borrower shall undertake commercially reasonable efforts with such Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by such Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose costs on Borrower and the Lender that elects to securitize its Borrowings shall pay for costs and expenses associated therewith, and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of the Borrowings, (b) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Borrowings or the Securitization, and (c) providing in connection with any rating of the Borrowings a certificate (i) agreeing to indemnify such Lenders and any of their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which such Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of Borrower or its Affiliates to the Lender Group in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading, and such indemnity shall survive any transfer by any Lender or its successors or assigns of the Borrowings, and (ii) agreeing to reimburse such Lenders and any of their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

3. CONDITIONS; TERM OF AGREEMENT.

     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

               (a) the Closing Date shall occur on or before March 21, 2003;

               (b) Agent shall have received a UCC Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

               (c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) the Cash Management Agreements,

(ii) the Control Agreements,

(iii) the Copyright Security Agreements,

(iv) the Disbursement Agreement,

(v) the Fee Letter,

(vi) the Guarantor Security Agreement,

(vii) the Guarantor Stock Pledge Agreement, together with all certificates representing the shares of Capital Stock pledged thereunder, as well as stock powers with respect thereto endorsed in blank,

(viii) the Guaranty,

(ix) the Intercompany Subordination Agreement,

(x) the Intercreditor Agreement,

(xi) the Mortgage,

(xii) the Patent Security Agreements,

(xiii) the Pay-Off Letter, together with UCC assignment statements and other documentation evidencing the assignment or termination (as requested by Agent) by Existing Lender of its Liens in and to the properties and assets of Parent and its Subsidiaries,

(xiv) the Borrower Stock Pledge Agreement, together with all certificates representing the shares of Capital Stock pledged thereunder, as well as stock powers with respect thereto endorsed in blank, and

(xv) the Trademark Security Agreements;

               (d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

               (e) Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

               (f) Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

               (g) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

               (h) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor’s board of directors or other governing body authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

               (i) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

               (j) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

               (k) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the United States jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

               (l) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

               (m) Agent shall have received an opinion of Borrower’s and Guarantor’s counsel in form and substance satisfactory to Agent;

               (n) Agent shall have engaged a valuation firm to appraise Borrower’s EDI Services and software maintenance business;

               (o) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed (subject to permitted extensions properly requested) and all taxes upon Borrower and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

               (p) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

               (q) Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrower’s and its Subsidiaries books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent;

               (r) Agent shall have received audited financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2002, which shall be satisfactory to Agent in its sole discretion and materially consistent with the information previously provided to Agent;

               (s) Agent shall have received Borrower’s Closing Date Business Plan;

               (t) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

               (u) Agent shall have received copies of each of the material Recapitalization Documents, the material Senior Note Documents, and the material Senior Subordinated Note Documents, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof, which documents shall be in form and substance satisfactory to Agent;

               (v) Agent shall have received, in immediately available funds, proceeds of the issuance of the Senior Notes in an amount which is not less than $96,570,371.62, to be disbursed in accordance with the Disbursement Agreement;

               (w) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Document or with the consummation of the transactions contemplated thereby; and

               (x) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

     3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

               (a) within 10 days of the Closing Date, Agent shall have received a mortgagee title insurance policy (or marked commitment to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

               (b) within 10 days of the Closing Date, execute and deliver to Agent each of the Foreign Pledge Agreements, with respect to each Material Foreign Subsidiary (other than Business Commerce Australia Pty. Ltd.) that is a direct Subsidiary of Borrower or a Guarantor (unless the Required Lenders elect otherwise) together with such opinions of counsel, Capital Stock certificates, stock powers, and other documents as Agent shall require in its discretion;

               (c) within 30 days of the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel; and

               (d) within 30 days of the Closing Date, Agent shall have received completed reference checks with respect to Borrower’s chief executive officer, the results of which are satisfactory to Agent in its sole discretion;

               (e) Parent and Borrower shall, and shall cause each of the other Guarantors to, use their commercially reasonable efforts to obtain a Collateral Access Agreement, executed and delivered by each party thereto, with respect to Borrower’s headquarters at 100 Edison Park Drive, Gaithersburg, Maryland;

               (f) within 60 days of the Closing Date, the Bank of America Accounts shall have been closed and thereafter all Collections shall be delivered to a Cash Management Bank Account other than the Bank of America Accounts;

               (g) after the Closing Date, Parent and Borrower shall, and shall cause their respective Subsidiaries to, reasonably cooperate with the valuation firm retained by Agent, and shall make such information reasonably available to Agent and such valuation firm as such valuation firm shall reasonably require, in each case in order to enable such valuation firm to complete the valuation report regarding Parent’s and its Subsidiaries’ EDI Services and software maintenance business.”

     3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

               (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates, and

               (d) no Material Adverse Change shall have occurred.

     3.4 Term. This Agreement shall continue in full force and effect for a term ending on March 21, 2007 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing letters of credit, in form and substance satisfactory to Agent, from a financial institution which is satisfactory to Agent, in an aggregate amount equal to 100% of the then extant Letter of Credit Usage, together with cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 5% of the then extant Letter of Credit Usage and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

     3.6 Early Termination by Borrower. Borrower has the option, at any time upon 60 days prior written notice to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing letters of credit, in form and substance satisfactory to Agent, from a financial institution which is satisfactory to Agent, in an aggregate amount equal to 100% of the then extant Letter of Credit Usage, together with cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 5% of the then extant Letter of Credit Usage, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders). If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, , (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing letters of credit, in form and substance satisfactory to Agent, from a financial institution which is satisfactory to Agent, in an aggregate amount equal to 100% of the then extant Letter of Credit Usage, together with cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 5% of the then extant Letter of Credit Usage, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination.

4. CREATION OF SECURITY INTEREST.

     4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for sales of asset not constituting Asset Sales, Parent and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

     4.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

     4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the actual out of pocket collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’ Collections that it receives and promptly will deliver such Collections to Agent or a Cash Management Bank in their original form as received by Parent or its Subsidiaries.

     4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

               (a) Parent and Borrower each authorize Agent to file any financing statement necessary or reasonably desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Parent or Borrower where permitted by applicable law. Parent and Borrower hereby ratify the filing of any financing statement filed without the signature of Parent or Borrower prior to the date hereof.

               (b) If Parent or its Subsidiaries acquire any commercial tort claims after the date hereof which involve a claim amount of more than $10,000,000, or with respect to which a written claim or other litigation has been commenced, Parent shall promptly (but in any event within 10 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Parent or its Subsidiary, as applicable, shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

               (c) At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall reasonably request, Borrower shall (i) provide Agent with a report of all new registered patents, copyrights or trademarks of Borrower or any Guarantor, (ii) unless Borrower, in its commercially reasonable judgment, decides otherwise, cause all material patents, copyrights, and trademarks acquired or generated by Parent or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Parent’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

     4.5 Power of Attorney. Parent and Borrower hereby irrevocably make, constitute, and appoint Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Parent’s and Borrower’s true and lawful attorney, with power to (a) if Parent or Borrower refuse to, or fail timely to execute and deliver any of the documents described in Section 4.4, sign the name of Parent or Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Parent’s or Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Parent’s or its Subsidiaries’ Accounts, (d) endorse Parent’s or Borrower’s name on any payment item (including all Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Parent’s or Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Parent’s or its Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Parent’s and Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

     4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, so long as no Default or Event of Default has occurred and is continuing, during normal business hours and subject to Borrower’s customary security precautions, or if a Default or an Event of Default has occurred and is continuing, at any time, to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Parent’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     4.7 Control Agreements. Subject to the proviso contained in Section 7.12, Parent and Borrower each agrees that it will not, and will not permit the other Guarantors to, transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower and the Guarantors may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as Borrower (or a Guarantor, as applicable), Agent, and the substitute bank or securities intermediary have entered into a Control Agreement. Subject to the proviso contained in Section 7.12, Parent and Borrower each agrees that it will and will cause the Guarantors to take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower or any Guarantor without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

5. REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender Group to enter into this Agreement, Parent and Borrower each, jointly and severally, make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     5.1 No Encumbrances. Parent and its Restricted Subsidiaries have good and indefeasible title to their personal property assets and good, sufficient and legal title to their owned Real Property, in each case, free and clear of Liens except for Permitted Liens.

     5.2 [Intentionally Omitted].

     5.3 [Intentionally Omitted].

     5.4 Equipment. All of the Equipment of Parent and its Restricted Subsidiaries is used or held for use in their business and is fit for such purposes, ordinary wear and tear excepted.

     5.5 Location of Inventory and Equipment. The Inventory and Equipment of Borrower and the Guarantors are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9), except for Inventory or Equipment which, in the ordinary course of business, is (i) in transit from a supplier to the Parent or any of its Restricted Subsidiaries, (ii) in transit to customers of Parent or its Restricted Subsidiaries or (iii) located at General Electric Company (or its Affiliates), a customer location or other remote location (including at telecommunication providers) and in the aggregate is not material.

     5.6 [Intentionally Omitted].

     5.7 Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.

          (a) The jurisdiction of organization of Borrower and each Guarantor is set forth on Schedule 5.7(a).

          (b) The chief executive office of Borrower and each Guarantor is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).

          (c) Borrower’s and each Guarantor’s FEIN and organizational identification number, if any, are identified on Schedule 5.7(c).

          (d) As of the Closing Date, Borrower and the Guarantors do not hold any commercial tort claims required to be pledged to Agent pursuant to Section 4.4(b), except as set forth on Schedule 5.7(d).

     5.8 Due Organization and Qualification; Subsidiaries.

               (a) Parent is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

               (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized Capital Stock of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

               (c) Set forth on Schedule 5.8(c), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, and (ii) the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

               (d) Except as set forth on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

     5.9 Due Authorization; No Conflict.

               (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

               (b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

               (c) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

               (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

               (e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

               (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

               (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

               (h) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

               (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

     5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the knowledge of Parent or Borrower, threatened against Parent, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Parent, or any of its Subsidiaries, as applicable, and after giving effect to the indemnities provided in the Recapitalization Agreement, reasonably could not be expected to result in a Material Adverse Change.

     5.11 No Material Adverse Change. All financial statements relating to Parent and its Subsidiaries or a Guarantor that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s and its Subsidiaries’ (or a Guarantor’s, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Parent and its Subsidiaries (or a Guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

     5.12 Fraudulent Transfer.

               (a) Each of Borrower and each Guarantor is Solvent.

               (b) No transfer of property is being made by Parent or its Subsidiaries and no obligation is being incurred by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Parent or its Subsidiaries.

     5.13 Employee Benefits. None of Parent, any of its Domestic Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

     5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Parent’s or Borrower’s knowledge, none of Parent’s or its Subsidiaries’ assets has ever been used by Parent or its Subsidiaries in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) neither Parent nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Parent or its Subsidiaries, and (c) neither Parent nor its Subsidiaries has received a summons, citation, written notice, or directive from the Environmental Protection Agency or any other United States federal or state governmental agency concerning any action or omission by Parent or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment in a manner that violates any applicable Environmental Law, except for matters that reasonably could not reasonably be expected to result in a Material Adverse Change.

     5.15 Brokerage Fees. Other than as disclosed in writing to Agent, neither Parent nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Parent or its Subsidiaries in connection herewith.

     5.16 Intellectual Property. Parent and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Parent or one of its Restricted Subsidiaries is the owner or is an exclusive licensee.

     5.17 Leases. Parent and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Parent or its Subsidiaries exists under any of them.

     5.18 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.18 are all of Borrower’s and each Guarantor’s Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

     5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Parent or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents but excluding any Projections) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Parent or its Subsidiaries in writing to Agent or any Lender (excluding any Projections) will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith estimate of its and its Subsidiaries future performance for the periods covered thereby, based on reasonable assumptions.

     5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Parent and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6.     AFFIRMATIVE COVENANTS.

          Parent and Borrower each covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Parent and Borrower shall and shall cause each of their respective Restricted Subsidiaries to do all of the following:

     6.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.

     6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Monthly (not later than the 15th day of each month)	(a) commencing on May 15, 2003, a detailed calculation of the Borrowing Base, together with a calculation of the Consolidated EDI Service Revenue for the preceding six months most recently then ended,

(b) a detailed aging, by total, of the Accounts generated in connection with Borrower’s and the Guarantors’ operations within the United States, together with a reconciliation to the amount set forth in Borrower’s and the Guarantors’ general ledger,

(c) a summary aging, by vendor, of the accounts payable incurred in connection with Borrower’s and the Guarantors’ operations within the United States, and any book overdraft, together with a reconciliation to the amount set forth in Borrower’s and the Guarantors’ general ledger, and

(d) a detailed report regarding Parent and its Subsidiaries’ cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash.

Quarterly	(e) commencing with the fiscal quarter ending June 30, 2003, a report regarding Borrower’s and the Guarantors’ accrued, but unpaid, United States ad valorem taxes, including a breakdown of such taxes by jurisdiction.

Upon request by Agent	(f) such reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may request in its Permitted Discretion.

          In addition, Borrower agrees to reasonably cooperate with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

     6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

               (a) (I) for each fiscal quarter of Borrower and its Subsidiaries after the Closing Date through the fiscal quarter ending June 30, 2003, as soon as available, but in any event within 45 days after the end of such fiscal quarter, and (II) commencing with July 2003, as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each month thereafter during each of Borrower’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer of Borrower to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

(B) the representations and warranties of Parent and Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto),

(iii) for each month that is the date on which a financial covenant in Section 7.22 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.22, and

               (b) as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(i) consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.22,

               (c) as soon as available, but in any event before 45 days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 1 year, quarter by quarter, certified by the chief financial officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby,

               (d) if and when filed by Parent or any of its Subsidiaries,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by Parent or any of its Subsidiaries with the SEC,

(iii) copies of Parent’s or any of its Subsidiaries’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv) copies of Parent’s financial statements, proxy notices and reports that are provided to its shareholders generally,

               (e) if and when filed by Parent or its Subsidiaries and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) Parent or its Subsidiaries conducts business or is required to pay any such excise tax, (ii) where Parent’s or its Subsidiaries’ failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Parent or its Subsidiaries, or (iii) where Parent’s or its Subsidiaries’ failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

               (f) as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

               (g) promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its

Subsidiaries, notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which, if determined adversely to Parent or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

               (h) upon the reasonable request of Agent, any other report reasonably requested relating to the financial condition of Parent or its Subsidiaries.

          In addition to the financial statements referred to above, Parent agrees to deliver financial statements prepared on a consolidated basis and agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent. Parent and Borrower each agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Parent or its Subsidiaries Agent reasonably may request.

     6.4 Guarantor Reports. Deliver, and cause each other Guarantor to deliver, its annual financial statements at the time when Parent and Borrower provide their audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s or Parent’s financial statements, and copies of all United States federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

     6.5 Allowances. Cause allowances, as between Borrower and the Guarantors and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower and the Guarantors, as they exist at the time of the execution and delivery of this Agreement.

     6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, in all material respects, at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

     6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Parent, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

     6.8 Insurance.

               (a) At Borrower’s expense, maintain insurance respecting its and the Guarantors’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are satisfactory to Agent in its Permitted Discretion. Borrower shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as additional insured. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

               (b) Borrower shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Parent or Borrower whatsoever in respect of such adjustments. To the extent that any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain are in excess of (i) $5,000,000 with respect to property losses or other causualty losses, or (ii) $5,000,000 with respect to loss of business income or other Extraordinary Receipts in excess of $5,000,000, such proceeds shall be paid over to Agent to be applied at the option of the Required Lenders either (i) to the prepayment of the Obligations or (ii) shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

               (c) Parent and Borrower will not and will not suffer or permit any Guarantor to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

     6.9 Location of Inventory and Equipment. Keep Borrower’s and the Guarantors’ Inventory and Equipment only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Agent not greater than 30 days after to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides Agent a Collateral Access Agreement with respect thereto.

     6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

     6.11 Leases. Pay when due all rents and other amounts payable under any leases to which Parent or any of its Subsidiaries is a party and which relate to properties where Equipment is located or by which Parent’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     6.12 Existence. At all times preserve and keep in full force and effect Parent’s and its Subsidiaries valid existence and good standing and any rights and franchises material to their businesses; provided, however that neither none of the Subsidiaries of Parent (other than Borrower and the Guarantors) shall be required to preserve its existence or any such right or franchise if the board of directors or other governing body of such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to Parent and its Subsidiaries, taken as a whole, or the Lender Group.

     6.13 Environmental.

               (a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any known release of a Hazardous Material in any reportable quantity required under any Environmental Law from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions legally required to abate any such release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) notice of commencement of any Environmental Action or notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     6.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

     6.15 Formation of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, other than (i) any such Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement (so long as any such Subsidiary continues to constitute an Unrestricted Subsidiary), (ii) any Foreign Subsidiary that is not a Material Foreign Subsidiary, and (iii) any Subsidiary of a Foreign Subsidiary, within ten (10) Business days of the date when such Subsidiary is acquired or created, unless the Required Lenders elect otherwise, Borrower or such Guarantor shall (a) cause such new Subsidiary which is a Domestic Subsidiary to provide to Agent a joinder to the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating such amount of the direct or beneficial ownership interest in such new Subsidiary as is permissible under the definition of Collateral under the Guarantor Security Agreement, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its Permitted Discretion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

7. NEGATIVE COVENANTS.

          Parent and Borrower each covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, each of Parent and Borrower will not and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, do any of the following:

     7.1 Indebtedness. Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt). The foregoing shall not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Debt”):

               (a)     Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

               (b)     the incurrence by Parent and its Restricted Subsidiaries of the Existing Indebtedness described on Schedule 5.20 and refinancings, renewals, or extensions of Indebtedness described therein or in clauses (c), (d), (f) or (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) solely with respect to Indebtedness described in clause (c) of this Section 7.1, the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

               (c)     the incurrence by Borrower and the Guarantors of Indebtedness represented by the Senior Notes and the related Subsidiary Guarantees to be issued in connection with the Indenture, in an aggregate principal amount not in excess of $105,000,000;

               (d)     the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business (whether through the direct purchase of assets or through the acquisition of at least a majority of the Voting Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (d), not to exceed $15,000,000 at any time outstanding;

               (e)     (i) Borrower and any Guarantor may become and remain liable with respect to Indebtedness to Borrower or any Guarantor, (ii) Foreign Subsidiaries of Parent may become and remain liable with respect to Indebtedness to Parent and its Domestic Subsidiaries in an aggregate outstanding principal amount (other than such Indebtedness that was incurred between September 27, 2002 and October 27, 2002, in an aggregate amount of up to $8,750,000) that does not exceed $5,000,000 at any one time; (iii) (A) Material Foreign Subsidiaries may become and remain liable with respect to Indebtedness to other Foreign Subsidiaries, (B) Foreign Subsidiaries that are not Material

Foreign Subsidiaries may become liable with respect to Indebtedness to Material Foreign Subsidiaries in an aggregate principal amount which shall not exceed $2,000,000 at any time outstanding and (C) Foreign Subsidiaries that are not Material Foreign Subsidiaries may become liable with respect to Indebtedness to other Foreign Subsidiaries that are not Material Foreign Subsidiaries; (iv) after the Closing Date, Borrower may become and remain liable with respect to Indebtedness to Borrower’s Foreign Subsidiaries; and (v) Parent and its Subsidiaries may become and remain liable with respect to Indebtedness under the promissory notes described on Schedule 7.1(e); provided that all such Indebtedness on account of Intercompany Advances under this Section 7.1(e) shall be evidenced by promissory notes (or other documentation acceptable to Agent) that shall be subject to the Intercompany Subordination Agreement; and provided further that in each case Parent and its Domestic Subsidiaries shall grant to Agent for the benefit of Lenders a first priority Lien on all such Indebtedness and that the promissory notes, duly endorsed, shall be delivered to Agent.

               (f)     the incurrence by Parent or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the bona fide purpose of hedging (i) interest rate risk with respect to Indebtedness of Parent or any Restricted Subsidiary permitted to be incurred under this Agreement and which will have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or (ii) currency exchange rate risk in connection with then existing financial obligations or the acquisition of goods or services and not for purposes of speculation;

               (g)     Guarantees provided under Section 6.15 and the guarantee by Parent or any Restricted Subsidiary of Indebtedness of Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

               (h)     Obligations in respect of performance and surety bonds and completion guarantees provided by Parent or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice;

               (i)     the incurrence by Parent or any Restricted Subsidiary of Indebtedness in an aggregate principal amount not in excess of $1,000,000 arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business and such Indebtedness is extinguished within five Business Days after incurrence thereof;

               (j)     Indebtedness of Parent or any of its Restricted Subsidiaries evidenced by promissory notes issued to employees, former employees, directors or former directors of Parent or any of its Subsidiaries in lieu of any cash payment permitted to be made under clause (ii) of Section 7.10; provided, however, that (i) all such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (in the case of Borrower) or the related Guaranty (in the case of a Guarantor) and (ii) the aggregate principal amount of all such Indebtedness incurred in any calendar year, when added to the aggregate amount of all repurchases made in such calendar year pursuant to such clause (ii) referred to above, will not exceed $5,000,000; and

               (k)     the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and Acquired Debt incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (k), not to exceed $10,000,000.

          Accrual of interest or dividends, the accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

          For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the Dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the date of the indenture will be calculated based on the relevant currency exchange rate in effect on the date of this Agreement, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency than the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

     7.3 Restrictions on Fundamental Changes.

               (a) Other than Permitted Reorganization Transactions, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Capital Stock.

               (b) Other than Permitted Reorganization Transactions, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

               (c) Except as permitted under Section 7.4, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

     7.4 Disposal of Assets. Consummate an Asset Sale unless:

               (a)     Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

               (b)     the fair market value of the assets is not in excess of $5,000,000 as determined by the board of directors of Borrower and evidenced by a resolution of the board of directors of Borrower set forth in an officers’ certificate delivered to Agent;

               (c)     at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent Parent or a Restricted Subsidiary is undertaking a Permitted Asset Swap; and

               (d)     the Net Proceeds of any Asset Sale are applied in accordance with Section 2.2(c) hereof.

     7.5 Change Name. Change Borrower’s or any Guarantor’s names, FEINs, organizational identification number, state of organizational or organizational identity; provided, however, that Borrower or any Guarantor may change their names upon at least 15 days prior written notice to Agent of such change and so long as, at the time of such written notification, Parent or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

     7.6 [Intentionally Omitted].

     7.7 Prepayments and Amendments.

               (a) Except in connection with (i) a refinancing resulting in Permitted Refinancing Indebtedness, (ii) Permitted Excess Cash Flow Payments, or (iii) other mandatory prepayments with respect to any Indebtedness, prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than the Obligations in accordance with this Agreement, and

               (b) Except in connection with a refinancing resulting in Permitted Refinancing Indebtedness, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any material Indebtedness of Parent or its Subsidiaries for borrowed money.

     7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.9 [Intentionally Omitted].

     7.10 Restricted Payments. Directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Borrower may (i) so long as no Default or Event of Default has occurred and is continuing or shall result therefrom, make Restricted Junior Payments to Parent (a) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent necessary to permit Parent or Borrower to pay general administrative costs and expenses and (b) to the extent necessary to permit Parent or Borrower to discharge the consolidated, combined or other tax liabilities of Parent and its Subsidiaries, as reflected on tax returns filed by Parent, any of the Subsidiaries, or on behalf of an “affiliated group” (as defined in the IRC) of which Parent and its Subsidiaries are members, in each case so long as Parent or Borrower applies the amount of any such Restricted Junior Payment for such purpose, (ii) make Restricted Junior Payments to repurchase outstanding warrants or options from employees, former employees, directors or former directors of Parent or any of its Subsidiaries pursuant to stock option plans or employment agreements in an aggregate amount, when added to the aggregate principal amount of all Indebtedness incurred under Section 7.1(j) during such Fiscal Year, not to exceed $5,000,000 in any fiscal year, (iii) make Restricted Junior Payments to satisfy certain put option obligations under a joint venture agreement to which GXS International, Inc. is a party relating to Business Commerce (HK) Limited, provided that the aggregate amount of all such Restricted Junior Payments described in this clause (iii) does not exceed $4,000,000; (iv) on or prior to the first anniversary of the Closing Date, redeem at par plus accrued interest the Senior Subordinated Notes and the Senior Subordinated Exchange Notes from the Net Securities Proceeds of an issuance of Permitted Refinancing Indebtedness and/or an issuance of Capital Stock of Parent; (v) exchange or convert the Senior Subordinated Notes into a like principal amount of Senior Subordinated Exchange Notes in accordance with the terms and conditions of the Senior Subordinated Note Indenture; (vi) make payments on account of the 1% fee payable under Section 3.3 of the Inducement Agreement; (vi) make the Restricted Junior Payments described on Schedule 7.10; and (vii) make Restricted Junior Payments consisting of accrued interest on account of Intercompany Advances otherwise permitted under this Agreement.

     7.11 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Parent’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Parent’s and its Subsidiaries’ financial condition.

     7.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and the Guarantors shall not have Permitted Investments (other than in the Cash Management Accounts) in (a) Deposit Accounts or Securities Accounts in the United States in an amount in excess of $10,000 individually or $50,000 in the aggregate at any one time, or (b) Deposit Accounts or

Securities Accounts (other than Deposit Accounts or Securities Accounts in the United States) in an amount in excess of $2,000,000 in the aggregate at any one time, in each case unless Parent or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

     7.13 Transactions with Affiliates. Directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless the Affiliate Transaction is on terms that are no less favorable to Parent, Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent, Borrower or such Restricted Subsidiary with an unrelated Person.

          The foregoing to the contrary notwithstanding, the following transactions will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

               (1)     any Restricted Junior Payment permitted to be made pursuant to Section 7.10;

               (2)     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Parent;

               (3)     the grant of stock options or similar rights to officers, employees, consultants and directors of Parent or any Subsidiary pursuant to plans approved by the board of directors of Parent and the payment of amounts or the issuance of securities pursuant thereto;

               (4)     loans or advances to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with industry practice, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, of which amount not more than $3,000,000 may consist of loans or advances made in cash or Cash Equivalents;;

               (5)     the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of Parent or any Subsidiary in the ordinary course of business and consistent with industry practice;

               (6)     any transaction between Parent and a Restricted Subsidiary or between Restricted Subsidiaries, and payments pursuant to an agreement by and among

Parent, Borrower, and each of the members of Parent’s “affiliated group” (as defined in the IRC) regarding the sharing of liability for Taxes;

               (7)     so long as no Default or Event of Default has occurred and is continuing, the payment of management, consulting, monitoring and advisory fees to Francisco Partners or any of its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed $2,000,000 in any calendar year and any related out-of-pocket expenses;

               (8)     transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and consistent with industry practice (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture, and which are fair to Parent or its Restricted Subsidiaries, as applicable, in the reasonable determination of the board of directors of Parent and are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party;

               (9)     transactions with General Electric Company and its Affiliates pursuant to agreements in existence on the date of this Agreement, as such agreements may thereafter be amended, modified or extended on terms no less favorable to Parent or any of its Subsidiaries than those terms in effect on the date of this Agreement;

               (10)     sales of Equity Interests, other than Disqualified Stock, of Parent to Affiliates of Parent;

               (11)     any transaction permitted by clause (j) of the definition of Permitted Debt set forth in Section 7.1;

               (12)     the terms of the agreements described on Schedule 7.13 as they exist on the date hereof; or

               (13)     commercially reasonable volume discounts provided to General Electric Company and its Subsidiaries to the extent such discounts do not exceed the discounts provided to other customers operating at similar volumes.

     7.14 Business Activities. Engage in any business other than Permitted Businesses, except to the extent as would not be material to Parent and its Subsidiaries, taken as a whole.

     7.15 [Intentionally Omitted].

     7.16 Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) together with the proceeds of the Senior Notes, to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for any lawful and permitted purposes.

     7.17 Equipment with Bailees. Store Equipment of Borrower or any Guarantor at any time now or hereafter with a bailee, warehouseman, or similar party without executing and delivering to Agent a Collateral Access Agreement with respect thereto, except with respect to arrangements in existence as of the Closing Date and other arrangements regarding Equipment in the ordinary course of business.

     7.18 Payment Restrictions Affecting Subsidiaries. Create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

               (a)     pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

               (b)     make loans or advances to Parent or any of its Restricted Subsidiaries; or

               (c)     transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

               (1)     agreements governing Existing Indebtedness as in effect on the date of this Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those provisions contained in those agreements on the date of this Agreement;

               (2)     the Indenture, the Senior Notes, and the Loan Documents;

               (3)     applicable law, rule, regulation or order;

               (4)     any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of Section 7.1 to be incurred;

               (5)     customary non assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with industry practice;

               (6)     purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business and consistent with industry practice that impose restrictions on that property of the nature described in clause (c) of this Section 7.18;

               (7)     Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

               (8)     Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of Section 7.2;

               (9)     provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

               (10)     restrictions on cash or other deposits or net worth imposed by customers under contracts or net worth provisions contained in leases and other agreements entered into in the ordinary course of business;

               (11)     customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; provided, that such restrictions apply solely to the Capital Stock or assets of the Restricted Subsidiary that is being sold; and

               (12)     restrictions on the payment of dividends that are described on Schedule 7.18.

     7.19     Sale/Leaseback Transactions. Enter into any Sale/Leaseback Transaction; provided that Parent or any Restricted Subsidiary may enter into a Sale/Leaseback transaction if:

               (a)     Parent or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction in compliance with Section 7.1;

               (b)     the gross cash proceeds of the Sale/Leaseback Transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5,000,000 as determined in good faith by the board of directors of Parent and set forth in the officers’ certificate delivered to Agent), of the property that is the subject of that Sale/Leaseback Transaction; and

               (c)     the transfer of assets in that Sale/Leaseback Transaction is permitted by, and Parent applies the proceeds of such transaction in compliance with, Section 7.4.

     7.20     Designation of Restricted Subsidiaries and Unrestricted Subsidiaries. Designate any Restricted Subsidiary as an Unrestricted Subsidiary, or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary if, after giving effect to such designation or redesignation, a Default or an Event of Default has occurred and is continuing or would result therefrom. Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary shall be evidenced by filing with Agent a certified copy of the resolution of the board of directors of Parent giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Sections 7.10 and 7.12. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary properly so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 7.10, or for Permitted Investments under Section 7.12. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements to be an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.1, Parent and Borrower will each be in default of such covenant. Parent’s board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.1 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     7.21     Issuance and Sale of Equity Interests in Wholly Owned Restricted Subsidiaries. Transfer, convey, sell, lease or otherwise dispose of, or issue (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) any Equity Interests in any Wholly Owned Restricted Subsidiary of Parent to any Person (other than Parent or another Wholly Owned Restricted Subsidiary of Parent ), unless:

(a) as a result of such transfer, conveyance, sale, lease or other disposition or as a result of such issuance described below, such Restricted Subsidiary no longer constitutes a Subsidiary; and

(b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 7.4(d), to the extent required thereunder.

     7.22     Financial Covenants.

                        (a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of at least $95,000,000, for the 12 month period ending on the last day of each quarter of Borrower after the Closing Date.

(ii) Maximum Senior Debt to EBITDA Ratio. Senior Debt to EBITDA Ratio of not more than 2.00:1.00, measured on a fiscal quarter-end basis, for the 12 month period ending on the last day of each fiscal quarter of Borrower after the Closing Date.

                        (b) Make:

(i) Capital Expenditures. Capital expenditures in any fiscal year of Borrower in excess of $42,500,000 during any fiscal year of Borrower.

8. EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

     8.1     If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

     8.2     If Parent, Borrower or any Restricted Subsidiary:

          (a)     fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 4.2, 4.4, 4.6, 6.8 (other than a Default resulting from a change in the level or scope of insurance coverage required by Agent which is greater or more extensive than that in existence on the Closing Date), 6.12, 6.14, 6.15, and 7.1 through 7.18 of this Agreement;

          (b)     fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, and 6.13 of this Agreement and such failure continues for a period of 5 Business Days after (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure, or (ii) the date upon which written notice thereof is given to Borrower by Agent;

          (c)     fails or neglects to perform , keep, or observe any term, provision, covenant, or agreement contained in Section 6.8 of this Agreement (solely with respect to a Default resulting from a change in the level or scope of insurance coverage required by Agent which is greater or more extensive than that in existence on the Closing Date), and such failure continues for a period of 15 Business Days after (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure, or (ii) the date upon which written notice thereof is given to Borrower by Agent;

          (d)     fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days after (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure, or (ii) the date upon which written notice thereof is given to Borrower by Agent;

provided that, during any period of time that any failure or neglect of Parent, Borrower or any Restricted Subsidiary referred to in this Section exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder;

     8.3 If any material portion of Parent’s or a Restricted Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person in connection with a claim of such Person, in an amount, together with the amount of all existing attachments, seizures, writs, distress warrants, levies, or possessions, is in excess of $3,000,000 individually or $10,000,000 in the aggregate in the aggregate, and any such attachment, seizure, writ, distress warrant, levy, or possession is not released or discharged before the earlier of 30 days after the date it first arises or 5 Business Days prior to the date on which such property or asset is subject to forfeiture by Parent or such Restricted Subsidiary;

     8.4     If an Insolvency Proceeding is commenced by Parent or any of its Restricted Subsidiaries;

     8.5     If an Insolvency Proceeding is commenced against Parent, or any of its Restricted Subsidiaries, and any of the following events occur: (a) Parent or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Parent or any of its Restricted Subsidiaries, or (e) an order for relief shall have been entered therein;

     8.6     If Parent or any of its Restricted Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     8.7     If a notice of Lien, levy, or assessment is filed of record with respect to any of Parent’s or any of its Restricted Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Parent’s or any of its Restricted Subsidiaries’ assets and the same is not paid before such payment is delinquent;

     8.8     If one or more judgments or other claims involving an aggregate amount of $10,000,000, or more, in excess of the amount covered by insurance, becomes a Lien or encumbrance upon any of Parent’s or a Restricted Subsidiary’s assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 Business Days prior to the date on which such asset is subject to being forfeited by Parent or such Restricted Subsidiary;

     8.9     (a)     If there is a default (after giving effect to any applicable grace or cure periods) in one or more agreements to which Parent or any Restricted Subsidiary is a party with one or more third Persons relative to Indebtedness (other than Indebtedness on account of Intercompany Advances) involving an aggregate amount of $10,000,000, or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Parent’s or such Restricted Subsidiary’s obligations thereunder, or

              (b) If there is a default in any other material agreement to which Parent or any Restricted Subsidiary is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement,

     8.10 If Parent or any of its Restricted Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

     8.11     If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by Parent, its Restricted Subsidiaries, or any officer, employee, agent, or director of Parent or any of its Restricted Subsidiaries;

     8.12     If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder; or

     8.13     If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

     8.14     If an event of default under the Indenture has occurred and is continuing;

     8.15     If an event of default under the Senior Subordinated Note Indenture has occurred and is continuing; or

     8.16     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Parent or its Restricted Subsidiaries, or a proceeding shall be commenced by Parent or its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over Parent or its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent or its Restricted Subsidiaries shall deny that Parent or its Restricted Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

     9.1 Rights and Remedies.     Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Parent and Borrower:

               (a)     Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or under any of the Loan Documents;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;

               (f) Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

               (j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

               (k) Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

               (l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

               (m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

               (n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

     9.2 Remedies Cumulative.     The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

          If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower’s Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent in its Permitted Discretion. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

     11.1 Demand; Protest; etc.     Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

     11.2 The Lender Group’s Liability for Borrower Collateral.     Borrower hereby agrees that, so long as Agent complies with its obligations, if any, under the Code or other applicable law: (a) the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

     11.3 Indemnification.     Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED

PERSON OR OF ANY OTHER PERSON (BUT EXCLUDING ANY GROSS NEGLIGENCE OR WILFULL MISCONDUCT).

12. NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Parent or Borrower:	GXS HOLDINGS, INC. 100 Edison Park Drive Gaithersburg, Maryland 20878 Attn: Chief Financial Officer Fax No. 301.340.4351

with copies to:	GXS HOLDINGS, INC. 100 Edison Park Drive Gaithersburg, Maryland 20878 Attn: General Counsel Fax No. 301.340.4251

JONES DAY 77 West Wacker Chicago, Illinois 60601 Attn: Robert J. Graves, Esq. Fax No. 312.782.8585

If to Agent:	FOOTHILL CAPITAL CORPORATION 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Manager Fax No. 310.453.7413

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 South Flower Street, 25th Floor Los Angeles, California 90071 Attn: John Francis Hilson, Esq. Fax No. 213.627.0705

          Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

               (c) BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     14.1 Assignments and Participations.

               (a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to any Affiliate of a Lender or to a Related Fund or account managed by a Lender); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (y) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or (z) the Assignee is an Affiliate of a Lender or a Related Fund.

               (b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement.

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

               (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the

Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

               (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

               (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

               (h) Agent, in its capacity as agent for the Borrower, shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of the Borrowings held by such Lender. A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any, evidencing the same), Agent shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of an assignment or delegation covered by Section 14.1(a)(z), the Lender that is the assignee shall maintain a comparable Register on behalf of Borrower.

               (i) In the event that a Lender sells participations in the Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

     14.2 Successors.     This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

     15.1     Amendments and Waivers.     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

               (a) increase or extend any Commitment of any Lender,

               (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

               (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

               (d) change the percentage of the Commitments that is required to take any action hereunder,

               (e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

               (f) release Collateral other than as permitted by Section 16.12,

               (g) change the definition of “Required Lenders” or “Pro Rata Share”,

               (h) contractually subordinate any of the Agent’s Liens,

               (i) release Borrower or a Guarantor from any obligation for the payment of money, except to the extent provided for by this Agreement, or

               (j) change the definition of Borrowing Base or the definitions of EDI Service Revenue, Maximum Revolver Amount, Term Loan Amount, or change Section 2.1(b), or

               (k) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

     15.2     Replacement of Holdout Lender.

               (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

               (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

     15.3     No Waivers; Cumulative Remedies.     No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

     16.1     Appointment and Authorization of Agent.     Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(e))are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Without derogating from any other authority granted to Agent herein or in any other Loan Document, each Lender hereby specifically (x) authorizes Agent to enter into each of the Foreign Pledge Agreements, including but not limited to those governed by German, French, Dutch, Belgian, English and Italian law, respectively, as agent on behalf of Lenders, with the effect that Lenders each become a Secured Party thereunder and (y) appoints Agent as its attorney-in-fact granting it the powers to execute each such Foreign Pledge Agreement, including but not limited to those governed by German, French, Dutch, Belgian, and Italian law, respectively, in its name and on its behalf, with the effect that Lenders each become a Secured Party thereunder. The authorization granted in herein above comprises any action or declaration the Agent may deem necessary in connection with such Foreign Pledge Agreements (including any action or declaration that the Agent deems to be necessary in order to create a valid Foreign Pledge Agreement governed by the respective foreign laws) and the Agent shall be explicitly exempt from any restriction to act for various parties to such Foreign Pledge Agreements. In respect of each Foreign Pledge Agreement, Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each of the Lenders. Furthermore, without prejudice to the other provisions of the Agreement and the other Loan Documents and for the purpose of ensuring and preserving the validity and continuity of the security rights granted and to be granted under or pursuant to the Dutch Share Pledge, each of the Lenders and the other parties hereto hereby acknowledges and consents to the Pledgor undertaking in the Dutch Share Pledge to pay to the Agent as pledgee thereunder, in its own capacity and not as agent or trustee, amounts which are (1) equal to the amounts due from time to time by Borrower under or with respect to the Obligations as defined in the Dutch

Share Pledge (the “Relevant Liabilities”), and (2) due and payable at the same time as the corresponding amounts under the Relevant Liabilities are or shall be due and payable (such payment undertaking and the obligations and liabilities of the Pledgor resulting therefrom: the “Parallel Debt”). The Lenders and the other parties hereto hereby agree that the Parallel Debt is a claim of Agent which is separate and independent from, and without prejudice to, the claims of the Lenders in respect of the Relevant Liabilities, and is not a claim which is held jointly with the Lenders, provided that to the extent any amount is irreversibly and indefeasibly paid to and received by the Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Relevant Liabilities shall be decreased as if such amount were received by the Lenders or any of them in payment of the corresponding Relevant Liabilities. Agent, acting in its own capacity, hereby agrees to apply all proceeds that it receives in connection with any enforcement action taken under or pursuant to the Dutch Share Pledge or otherwise in satisfaction in whole or in part of the Parallel Debt, mutatis mutandis in accordance with the provisions of this Agreement for the application of proceeds by Agent.

     16.2     Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

     16.3     Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

     16.4     Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to

Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     16.5     Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     16.6     Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

     16.7     Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrower and its Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

     16.8     Agent in Individual Capacity. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the

Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Foothill in its individual capacity.

     16.9     Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

     16.10     Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

     16.11     Withholding Taxes.

               (a)     If any Lender is a “foreign person” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (b)     If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

               (c)     If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

               (d)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

               (e)     All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

     16.12     Collateral Matters.

               (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

     16.13     Restrictions on Actions by Lenders; Sharing of Payments.

               (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

               (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     16.14     Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

     16.15     Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

     16.16     Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

     16.17     Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

               (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

               (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

               (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

               (d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

               (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z)

any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

     16.18     Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     16.19     Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Paul, Hastings, Janofsky & Walker LLP (“PHJW”) only has represented and only shall represent Foothill in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that PHJW does not represent it in connection with any such matters.

     16.20     Documentation Agent. Ableco, in its capacity as “documentation agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to it in its capacity as a Lender. Without limiting the foregoing, Ableco, in its capacity as “documentation agent” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Ableco in deciding to enter into this Agreement or in taking or not taking action hereunder.

     16.21     Lead Arranger. CSFB, in its capacity as “lead arranger” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to it in its capacity as a Lender. Without limiting the foregoing, CSFB, in its capacity as “lead arranger” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on CSFB in deciding to enter into this Agreement or in taking or not taking action hereunder.

17. GENERAL PROVISIONS.

     17.1     Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

     17.2     Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     17.3     Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

     17.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     17.5     Amendments in Writing. This Agreement only can be amended by a writing signed by Agent (on behalf of the requisite Lenders), Parent and Borrower.

     17.6     Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

     17.7     Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or a Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable and actual out of pocket costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or a Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     17.8     Confidentiality. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.8 shall survive for 2 years after the payment in full of the Obligations.

     17.9     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GXS HOLDINGS, INC., a Delaware corporation

By:	/s/ Bruce E. Hunter
Title:	Senior Vice President, General Counsel & Secretary

GXS CORPORATION, a Delaware corporation

By:	/s/ Michael Salvati
Title:	Senior Vice President, Chief Financial Officer &
Treasurer

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as a Lender

By:	/s/ Todd Nakamoto

Title:	Vice President

CREDIT SUISSE FIRST BOSTON, as lead arranger and as a Lender

By:	/s/ Bill O’Daly
Title:	Director

By:	/s/ Cassandra Droogan
Title:	Associate

ABLECO FINANCE LLC, a Delaware limited liability company, as documentation agent and as a Lender

By:	/s/ Kevin Genda

Title:	Chief Credit Officer, SVP

Schedule A-1
Agent’s Account

          An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

Schedule C-1
Commitments

	Revolver	Term Loan
Lender	Commitment	Commitment	Total Commitment

Foothill Capital Corporation	$12,500,000	$22,500,000	$35,000,000
Ableco Finance LLC	$12,500,000	$22,500,000	$35,000,000
Credit Suisse First Boston	$5,000,000	$25,000,000	$30,000,000
All Lenders	$30,000,000	$70,000,000	$100,000,000

Schedule D-1
Designated Account

          Account number          of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.

          “Designated Account Bank” means          ,whose office is located at          , and whose ABA number is          .